Exhibits 8.1 and 23.1

[LETTERHEAD OF MORGAN, LEWIS & BOCKIUS LLP]

February 12, 2025

BMW FS Securities LLC
200 BMW Drive
Woodcliff Lake, New Jersey 07677

Re:	BMW Vehicle Owner Trust 2025-A

Ladies and Gentlemen:

We have acted as counsel to BMW FS Securities LLC (the “Depositor”), in connection with the issuance by BMW Vehicle Owner Trust 2025-A (the “Trust”) of $1,750,000,000 Asset Backed Notes (the “Notes”).  In connection with the issuance and sale of the Notes, the Depositor has prepared a prospectus dated February 4, 2025 (the “Prospectus”).

A Registration Statement on Form SF‑3 relating to the Notes (Registration No. 333-262471) was filed by the Depositor with the Securities and Exchange Commission (the “Commission”) on February 2, 2022, as amended by pre-effective Amendment No. 1 thereto filed on March 22, 2022 (such registration statement, as so amended to its effective date, is hereinafter referred to as the “Registration Statement”), pursuant to the Securities Act of 1933, as amended (the “1933 Act”).  The Registration Statement was declared effective on March 28, 2022.  As set forth in the Prospectus, the Notes will be issued under and pursuant to the Indenture dated as of February 12, 2025 (as amended and supplemented from time to time, the “Indenture”), between the Trust and U.S. Bank Trust Company, National Association, as indenture trustee.

As such counsel, we have examined copies of the Prospectus and the Indenture, and originals or copies of such other corporate minutes, records, agreements and other instruments of the Depositor, certificates of public officials and other documents and have made such examinations of law, as we have deemed necessary to form the basis for the opinions hereinafter expressed. In our examination of such materials, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to original documents of all copies submitted to us. As to various questions of fact material to such opinions, we have relied, to the extent we deemed appropriate, upon representations, statements and certificates of officers and representatives of the Depositor and others.

Attorneys involved in the preparation of this opinion are admitted to practice law in the State of New York and we do not express any opinion herein concerning any law other than the federal laws of the United States of America, the laws of the State of New York and the General Corporation Law of the State of Delaware.

Based on the foregoing and consideration of such other matters as we have deemed appropriate, the discussions in the Prospectus under the headings “Summary of Terms—Tax Status,” “Material U.S. Federal Income Tax Considerations” and “Annex A—Global Clearance, Settlement and Tax Documentation Procedures—Material U.S. Federal Income Tax

Documentation Requirements” are our opinion of the law and we are of the opinion that insofar as those discussions describe certain provisions of U.S. federal income tax law or legal conclusions with respect thereto, they are correct in all material respects.

We hereby consent to the filing of this letter and to the references to this firm under the headings “Legal Opinions” and “Material U.S. Federal Income Tax Considerations” in the Prospectus, without implying or admitting that we are “experts” within the meaning of the Securities Act or the rules and regulations of the Commission issued thereunder, with respect to any part of the Prospectus.

Very truly yours,

/s/ Morgan, Lewis & Bockius LLP